                                                                     Exhibit (a)

                          CERTIFICATE OF INCORPORATION
                                       OF
                       AMERICAN HERITAGE GROWTH FUND, INC.
                UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW


         We, THE UNDERSIGNED, of the age of eighteen years or over, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of New York, do hereby certify:

         FIRST: The name of the corporation is: AMERICAN HERITAGE GROWTH FUND, INC.

         SECOND: The purposes for which it is formed are:

         To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

         THIRD: the office of the corporation is to be located in the County of New York, State of New York.

         FOURTH: The aggregate amount of shares which the corporation shall have authority to issue is two hundred fifty million (250,000,00) of the par value of One Tenth of a Cent ($.001) each.

         FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o C T Corporation System, 1633 Broadway, New York, New York 10019.

         SIXTH: The name and address of the registered agent which is to be the agent of the corporation upon whom process against it may be served, are C T Corporation System, 1633 Broadway, New York, New York 10019.

         SEVENTH: The corporate existence shall begin upon filing the Certificate of

Incorporation.

         EIGHTH: During any such time that the Corporation is an open-end investment company, as defined in the Investment Company Act of 1940, the Corporation may upon compliance with such Act, issue shares which are redeemable at the option of the holder at a price approximately equal to the share's proportionate interest in the net assets of the Corporation and a shareholder may compel redemption of such shares in accordance with their terms.

         NINTH: The Corporation's officers and directors shall be indemnified to the full extent permitted by applicable law.

         IN WITNESS WHEREOF, we have made and signed this certificate this 10th day of February, A.D., 1994 and I affirm the statements contained therein as true under penalties of perjury.

                                         /s/ Tanya M. Villar
                                         --------------------------------------
                                         Tanya M. Villar
                                         1200 South Pine Island Road
                                         Plantation, FL 33324


                                         /s/ Barbara A. Burke
                                         --------------------------------------
                                         Barbara A. Burke
                                         1200 South Pine Island Road
                                         Plantation, FL 33324